Marathon Petroleum Corp. Reports Third Quarter 2018 Results

•	Reported third quarter earnings of $737 million, or $1.62 per diluted share

•	Refining and Marketing segment income from operations of $666 million as strong market fundamentals supported high utilization

•	Midstream segment income from operations of $679 million, achieved significant growth with higher volumes and multiple new assets coming online

•	Generated $1.2 billion in cash from operations during the quarter and returned $607 million to shareholders

•	Closed Andeavor acquisition on October 1st with integration underway

FINDLAY, Ohio, November 1, 2018 – Marathon Petroleum Corp. (NYSE: MPC) today reported 2018 third quarter earnings of $737 million, or $1.62 per diluted share. Third quarter 2018 earnings included pre-tax charges of $49 million related to pension settlement and transaction costs, or approximately $0.08 per diluted share. This compares with $903 million, or $1.77 per diluted share, in the third quarter of 2017.

“On October 1, we closed on our strategic combination with Andeavor after a vote that demonstrated overwhelming support by both sets of shareholders. We are now the leading, integrated, downstream energy company in the U.S.,” said Gary R. Heminger, chairman and chief executive officer. "As we look forward, we see extraordinary potential across our nationwide platform including over $1 billion of annual run-rate synergies within the first three years."

"This was another impressive quarter," Heminger continued. "Our team's strong execution drove over $1.2 billion of cash from operations, allowing us to return $607 million to shareholders, contributing to the $3.2 billion of capital returned so far in 2018. The market environment appears favorable and our integrated business model enables us to capture opportunities including wider crude differentials and the changing dynamics of low-sulfur fuel requirements which we expect to begin to see in the second half of 2019.”

Segment Results

MPC’s income from operations was $1.40 billion in the third quarter of 2018, compared with $1.58 billion in the third quarter of 2017, driven by strong contributions from the Midstream segment, offset by lower segment income from operations in the Refining and Marketing (R&M) and Speedway segments.

	Three Months Ended September 30
(In millions)	2018	2017
Income from Operations by Segment
Refining & Marketing	$666	$1,097
Speedway	161	208
Midstream	679	355
Items not allocated to segments	(103)	(83)
Income from operations(a)	$1,403	$1,577

(a)
We adopted Accounting Standards Update 2017-07, Retirement Benefits Presentation of Pension and Postretirement Cost, as of Jan. 1, 2018, and applied the standard retrospectively. As a result, we reclassified prior period amounts from selling, general and administrative expenses to net interest and other financial costs to conform to current period presentation.

Refining & Marketing
R&M segment income from operations was $666 million, compared with $1.1 billion in the third quarter of 2017. The year-over-year decrease in R&M segment results was primarily driven by lower Midwest and Gulf Coast crack spreads, partially offset by wider WCS- and WTI- based crude differentials. In addition, R&M segment income was $230 million lower resulting from the February 1, 2018 dropdown transaction. Prior period R&M segment results do not reflect the impact of the dropdown.
Refinery utilization was 97 percent during the quarter. The U.S. Gulf Coast and Chicago LLS blended 6-3-2-1 crack spread on an ex-RIN basis was $8.03 per barrel in the third quarter of 2018 as compared to $8.68 per barrel in the third quarter of 2017. These crack spreads are net of RIN crack adjustments of $1.73 and $4.00 per barrel for the third quarter of 2018 and 2017, respectively.

Midstream
Midstream segment income from operations, which largely reflects MPLX LP (NYSE: MPLX), was $679 million in the quarter, compared with $355 million in the third quarter of 2017. The results include $230 million from the February 1, 2018 drop of refining logistics and fuels distribution services to MPLX. Prior period Midstream segment results do not reflect the impact of these businesses. The incremental $94 million increase in third quarter Midstream segment results were driven by strong pipeline throughput volumes as well as record gathered, processed and fractionated volumes.
During the quarter, MPLX announced several new projects. First, the company plans to participate in a new 600-mile crude pipeline running from the Permian Basin to the Texas Gulf Coast region. Second, the company also plans to jointly develop the Whistler Pipeline, a 2.0 billion cubic feet per day (bcf/d) pipeline designed to deliver natural gas to the Agua Dulce market hub. Lastly, the company announced the acquisition of a Gulf Coast export terminal in Mt. Airy, Louisiana with 4 million barrels of third-party leased storage capacity and a 120 thousand barrel-per-day (mbpd) dock.
Additionally in October, MPLX announced with Crimson Midstream, LLC the commencement of an open season on the proposed 600 mbpd Swordfish Pipeline from St. James, Louisiana, and Raceland, Louisiana, to the Louisiana Offshore Oil Port LLC (LOOP) terminal facility in Clovelly, Louisiana.

Speedway
Speedway segment income from operations was $161 million in the quarter, compared with $208 million in the third quarter of 2017. The year-over-year decrease in segment results was primarily related to higher operating expenses and lower light product margins. Speedway’s gasoline and distillate margin decreased to 16.51 cents per gallon in the third quarter of 2018 compared with 17.72 cents per gallon in the third quarter of 2017 primarily due to the effects of rising crude oil prices.
For the quarter, same-store merchandise sales increased by 4.9 percent and same-store gasoline sales volume decreased by 1.2 percent year-over-year. Expenses increased $28 million, primarily due to higher labor and benefits costs. Depreciation was $8 million higher, primarily due to increased investment in the business.

MPC has begun the process of converting the Andeavor company-owned-and-operated stores to the Speedway brand. Since the closing of the transaction on October 1st, roughly 90 sites in the St. Paul and Minneapolis markets have been converted and the company expects to complete approximately 200 sites in total by the end of 2018.

Items Not Allocated to Segments
Items not allocated to segments totaled $103 million of expenses in the third quarter of 2018, compared with $83 million in the third quarter of 2017. The increase was due to transaction costs related to the combination with Andeavor and increased employee benefit costs.

Strong Financial Position and Liquidity
On September 30, 2018, the company had $5.0 billion of cash and cash equivalents, including the approximately $3.5 billion necessary to close the Andeavor transaction on October 1, 2018; $2.5 billion available under a revolving credit agreement and full availability under its $750 million trade receivables securitization facility.
During the quarter, MPC returned $607 million to MPC shareholders, including $400 million in share repurchases. MPC remains committed to its disciplined capital strategy and returning capital beyond the needs of the business in a manner consistent with maintaining the company’s current investment-grade credit profile.

MPC Revolving Credit Agreements
On August 28, 2018, in connection with the Andeavor transaction, MPC entered into agreements with a syndicate of lenders to replace MPC’s previous credit facilities. The facilities, which became effective October 1, 2018, provide for a $5 billion five-year revolving credit agreement that expires in 2023 and a $1.0 billion 364-day revolving credit agreement that expires in 2019.
The financial covenants and the interest rate terms contained in the new credit agreements are substantially the same as those contained in the previous bank revolving credit facilities.

MPC Senior Notes
As a result of the completion of the Andeavor transaction, MPC assumed an aggregate principal amount of $3.375 billion senior notes issued by Andeavor. On October 2, 2018, approximately $2.905 billion aggregate principal amount of Andeavor’s outstanding senior notes were part of an exchange offer and consent solicitation undertaken by MPC and Andeavor, where unsecured notes were exchanged for new unsecured senior notes issued by MPC having the same maturity and interest rates as the Andeavor senior notes and cash.

Other Strategic Updates
In October, MPC began evaluating the financial business plans of Andeavor Logistics LP (NYSE: ANDX), with the intent to move toward financial policies more consistent with its approach towards MPLX. This approach includes meaningfully higher distribution coverage, leverage levels at or below 4.0x EBITDA, no planned public equity issuances, and independent sustainability with limited parent support.
MPC plans to engage advisors and begin the process of assessing all options for the two MLPs, which could include MPLX acquiring ANDX and ANDX acquiring MPLX.

Conference Call
At 9 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at http://www.marathonpetroleum.com and clicking on the “2018 Third Quarter Financial Results” link. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com.

2018 Investor Day
Marathon Petroleum Corporation, MPLX LP, and Andeavor Logistics LP will host their 2018 Investor Day at the Mandarin Oriental Hotel in New York City on December 4, 2018 at 8:30 a.m. EST. Reservations are required to attend. Interested parties can request an invitation by contacting the Investor Relations department via email at investorrelations@marathonpetroleum.com. The presentation will also be webcast live at http://marathonpetroleum.com, http://mplx.com, and http://andeavorlogistics.com.

###

About Marathon Petroleum Corporation

Marathon Petroleum Corporation (NYSE: MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system with over 3.0 million barrels per day of crude oil capacity across sixteen refineries. MPC's marketing system includes approximately 7,800 branded locations across the United States, including approximately 5,600 Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates approximately 3,900 retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interests in two midstream companies, MPLX LP (NYSE: MPLX) and Andeavor Logistics LP (NYSE: ANDX), which own and operate gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure.

Investor Relations Contact:
Kristina Kazarian (419) 421-2071

Media Contact:
Chuck Rice (419) 421-2521

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, the acquisition of Andeavor and include expectations, estimates and projections concerning the business and operations, strategic initiatives and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective," "opportunity," "outlook," "plan," "position," "potential," "predict," "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; our ability to manage disruptions in credit markets or changes to our credit rating; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; MPC's share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of our capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute our business plan and to effect any share repurchases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2017, and in MPC's Form 10-Q for the quarter ended June 30, 2018, filed with Securities and Exchange Commission (SEC). We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of ANDX's Form 10-K are available on the SEC website, ANDX's website at http://ir.andeavorlogistics.com or by contacting ANDX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-share data)	2018	2017	2018	2017
Revenues and other income:
Sales and other operating revenues(a)	$22,787	$19,053	$63,599	$53,220
Sales to related parties	201	157	572	458
Income from equity method investments	96	84	262	224
Net gain on disposal of assets	1	—	6	12
Other income	47	92	122	219
Total revenues and other income	23,132	19,386	64,561	54,133
Costs and expenses:
Cost of revenues (excludes items below)(a)	20,457	16,617	57,344	47,664
Purchases from related parties	149	148	428	420
Depreciation and amortization	555	517	1,616	1,574
Selling, general and administrative expenses(b)	445	411	1,271	1,286
Other taxes	123	116	348	339
Total costs and expenses	21,729	17,809	61,007	51,283
Income from operations(b)	1,403	1,577	3,554	2,850
Net interest and other financial costs(b)	240	158	618	465
Income before income taxes	1,163	1,419	2,936	2,385
Provision for income taxes	222	415	525	706
Net income	941	1,004	2,411	1,679
Less net income attributable to:
Redeemable noncontrolling interest	19	16	55	49
Noncontrolling interests	185	85	527	214
Net income attributable to MPC	$737	$903	$1,829	$1,416

Per-share data
Basic:
Net income attributable to MPC per share	$1.63	$1.79	$3.96	$2.75
Weighted average shares:	451	504	462	514
Diluted:
Net income attributable to MPC per share	$1.62	$1.77	$3.92	$2.73
Weighted average shares:	456	508	466	518

(a)
We adopted Accounting Standards Update 2014-09, Revenue - Revenue from contracts with customers, as of Jan. 1, 2018, and elected to report certain taxes on a net basis. We applied the standard using the modified retrospective method and, therefore, comparative information continues to reflect certain taxes on a gross basis.

(b)
We adopted Accounting Standards Update 2017-07, Retirement Benefits Presentation of Pension and Postretirement Cost, as of Jan. 1, 2018, and applied the standard retrospectively. As a result, we reclassified prior period amounts from selling, general and administrative expenses to net interest and other financial costs to conform to current period presentation.

Supplemental Statistics (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2018	2017	2018	2017
Income from Operations by Segment
Refining & Marketing(a)	$666	$1,097	$1,558	$1,589
Speedway	161	208	415	581
Midstream(a)	679	355	1,863	996
Items not allocated to segments:
Corporate and other unallocated items(b)(c)	(103)	(85)	(283)	(251)
Litigation	—	—	—	(86)
Impairments	—	2	1	21
Income from operations(b)	1,403	1,577	3,554	2,850
Net interest and other financial costs(b)	240	158	618	465
Income before income taxes	1,163	1,419	2,936	2,385
Provision for income taxes	222	415	525	706
Net income	941	1,004	2,411	1,679
Less net income attributable to:
Redeemable noncontrolling interest	19	16	55	49
Noncontrolling interests	185	85	527	214
Net income attributable to MPC	$737	$903	$1,829	$1,416

Capital Expenditures and Investments(d)
Refining & Marketing	$226	$198	$613	$570
Speedway	98	108	225	221
Midstream	593	423	1,676	1,267
Corporate and Other(e)	28	32	97	92
Total	$945	$761	$2,611	$2,150

(a)
On Feb. 1, 2018, we contributed certain refining logistics assets and fuels distribution services to MPLX. The results of these businesses are reported in the Midstream segment prospectively from Feb. 1, resulting in a net increase of $230 million and $643 million to Midstream segment results and a net decrease to Refining & Marketing segment results of the same amounts in the third quarter and first nine months of 2018, respectively. No effect was given to prior periods as these entities were not considered businesses prior to Feb. 1, 2018.

(b)
We adopted Accounting Standards Update 2017-07, Retirement Benefits Presentation of Pension and Postretirement Cost, as of Jan. 1, 2018, and applied the standard retrospectively. As a result, we reclassified prior period amounts from selling, general and administrative expenses to net interest and other financial costs to conform to current period presentation.

(c)	Includes transaction-related costs from the Andeavor merger of $4 million and $14 million in the three and nine months ended September 30, 2018, respectively.

(d)	Capital expenditures include changes in capital accruals and investments in affiliates, excluding acquisitions.

(e)	Includes capitalized interest of $21 million, $13 million, $55 million and $39 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,394	2,357	2,358	2,272
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,382	2,357	2,346	2,263
Export sales volume (mbpd)(c)	280	331	289	291
R&M margin (dollars per barrel)(d)	$14.25	$14.14	$13.48	$12.42
Crude oil capacity utilization (percent)(e)	97.4	101.5	96.7	95.8
Refinery throughputs (mbpd):(f)
Crude oil refined	1,833	1,845	1,819	1,741
Other charge and blendstocks	199	172	173	176
Total	2,032	2,017	1,992	1,917
Sour crude oil throughput (percent)	52	57	53	61
WTI-priced crude oil throughput (percent)	30	23	28	20
Refined product yields (mbpd):(f)
Gasoline	942	939	942	910
Distillates	676	673	659	627
Propane	40	38	37	35
Feedstocks and special products	313	298	294	285
Heavy fuel oil	29	45	30	36
Asphalt	73	67	68	64
Total	2,073	2,060	2,030	1,957
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.77	$1.20	$1.64	$1.69
Depreciation and amortization	1.29	1.34	1.31	1.44
Other manufacturing(h)	3.54	3.83	3.71	4.10
Total	$6.60	$6.37	$6.66	$7.23
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,150	1,123	1,121	1,041
Other charge and blendstocks	204	217	187	219
Total	1,354	1,340	1,308	1,260
Sour crude oil throughput (percent)	63	69	62	75
WTI-priced crude oil throughput (percent)	17	14	15	10
Refined product yields (mbpd):(i)
Gasoline	567	538	557	525
Distillates	442	438	421	393
Propane	27	25	24	25
Feedstocks and special products	314	326	301	310
Heavy fuel oil	16	31	18	24
Asphalt	22	19	21	17
Total	1,388	1,377	1,342	1,294

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.64	$0.90	$1.30	$1.86
Depreciation and amortization	1.03	1.05	1.03	1.15
Other manufacturing(h)	3.20	3.52	3.43	3.81
Total	$4.87	$5.47	$5.76	$6.82
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	683	722	698	700
Other charge and blendstocks	49	35	39	31
Total	732	757	737	731
Sour crude oil throughput (percent)	34	38	37	41
WTI-priced crude oil throughput (percent)	52	38	49	34
Refined product yields (mbpd):(i)
Gasoline	375	401	385	385
Distillates	234	235	238	234
Propane	13	14	13	11
Feedstocks and special products	53	50	46	47
Heavy fuel oil	13	15	12	13
Asphalt	51	48	47	47
Total	739	763	741	737
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$3.74	$1.60	$2.13	$1.22
Depreciation and amortization	1.68	1.72	1.70	1.80
Other manufacturing(h)	3.89	3.96	3.96	4.19
Total	$9.31	$7.28	$7.79	$7.21
Speedway Operating Statistics
Convenience stores at period-end	2,745	2,734
Gasoline and distillate sales (millions of gallons)	1,474	1,464	4,317	4,332
Gasoline and distillate margin (dollars per gallon)(j)	$0.1651	$0.1772	$0.1620	$0.1727
Merchandise sales (in millions)	$1,339	$1,295	$3,753	$3,693
Merchandise margin (in millions)	$384	$374	$1,069	$1,065
Merchandise margin percent	28.7%	28.9%	28.5%	28.8%
Same store gasoline sales volume (period over period)(k)	(1.2)%	(3.1)%	(1.8)%	(1.6)%
Same store merchandise sales (period over period)(k)(l)	4.9%	0.3%	3.4%	1.5%
Midstream Operating Statistics
Crude oil & refined product pipeline throughputs (mbpd)(m)	3,829	3,562	3,694	3,299
Terminal throughput (mbpd)	1,474	1,496	1,468	1,470
Gathering system throughput (million cubic feet per day)(n)	4,737	3,729	4,403	3,415
Natural gas processed (million cubic feet per day)(n)	7,171	6,581	6,874	6,336
C2 (ethane) + NGLs fractionated (mbpd)(n)	488	397	451	384

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail customers.

(b)	Includes intersegment sales.

(c)	Represents fully loaded export cargoes for each time period. These sales volumes are included in the total sales volume amounts.

(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(e)	Based on calendar-day capacity, which is an annual average that includes down time for planned maintenance and other normal operating activities.

(f)
Excludes inter-refinery volumes of 54 mbpd and 80 mbpd for the third quarter of 2018 and 2017, respectively and 53 mbpd and 74 mbpd for the nine months ended September 30, 2018, and 2017, respectively.

(g)
Per barrel of total refinery throughputs. Effective with the Feb. 1, 2018, dropdown, direct operating costs related to certain refining logistics assets are now reported in the Midstream segment. Comparative information has not been adjusted.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bank card processing fees, divided by gasoline and distillate sales volumes.

(k)	Same store comparison includes only locations owned at least 13 months.

(l)	Excludes cigarettes.

(m)	Includes common-carrier pipelines and private pipelines owned or operated by MPLX, excluding equity method investments.

(n)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2018	2017	2018	2017
Segment EBITDA(a)
Refining & Marketing(b)	$923	$1,363	$2,319	$2,394
Speedway	237	276	643	778
Midstream(b)	884	524	2,440	1,524
Total Segment EBITDA(a)	2,044	2,163	5,402	4,696
Total segment depreciation & amortization	(538)	(503)	(1,566)	(1,530)
Items not allocated to segments	(103)	(83)	(282)	(316)
Income from operations	1,403	1,577	3,554	2,850
Net interest and other financial costs	240	158	618	465
Income before income taxes	1,163	1,419	2,936	2,385
Income tax provision	222	415	525	706
Net income	941	1,004	2,411	1,679
Less net income attributable to:
Redeemable noncontrolling interest	19	16	55	49
Noncontrolling interests	185	85	527	214
Net income attributable to MPC	$737	$903	$1,829	$1,416

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
On Feb. 1, 2018, we contributed certain refining logistics assets and fuels distribution services to MPLX. The results of these businesses are reported in the Midstream segment prospectively from Feb. 1, resulting in a net increase of $230 million and $643 million to Midstream segment results and a net decrease to Refining & Marketing segment results of the same amounts in the third quarter and first nine months of 2018, respectively. No effect was given to prior periods as these entities were not considered businesses prior to Feb. 1, 2018.

Select Financial Data (Unaudited)

(In millions)	September 30 2018	June 30 2018
Cash and cash equivalents	$4,992	$4,999
MPLX debt	12,890	11,875
Total consolidated debt	18,449	17,267
Redeemable noncontrolling interest	1,003	1,003
Equity	19,031	18,818
Debt-to-total-capital ratio (percent)	48	47
Shares outstanding	451	456

Net cash provided by operations (quarter ended)	$1,182	$2,386

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Dividends paid per share	$0.46	$0.40	$1.38	$1.12

Reconciliation of Refining & Marketing Margin to Refining & Marketing Income from Operations

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2018	2017	2018	2017
Refining & Marketing income from operations	$666	$1,097	$1,558	$1,589
Plus:
Refinery direct operating costs(a)	992	933	2,912	3,029
Refinery depreciation and amortization	241	249	712	755
Other:
Operating expenses, net(a)(b)	748	328	2,101	1,075
Depreciation and amortization	16	17	49	50
Refining & Marketing margin(c)	$2,663	$2,624	$7,332	$6,498

(a)	Excludes depreciation and amortization.

(b)	Includes fees paid to MPLX for various midstream services. MPLX's results are reported in MPC's Midstream segment.

(c)
Refining & Marketing margin is defined as sales revenue less cost of refinery inputs and purchased products, excluding any LCM inventory market adjustment. We believe this non-GAAP financial measure is useful to investors and analysts to assess our ongoing financial performance because, when reconciled to its most comparable GAAP measure, it provides improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. This measure should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Speedway Total Margin to Speedway Income from Operations

	Three Months Ended September 30		Nine Months Ended September 30
(in millions)	2018	2017	2018	2017
Speedway income from operations	$161	$208	$415	$581
Plus (Less):
Operating, selling, general and administrative expenses	418	390	1,203	1,133
Depreciation and amortization	76	68	228	197
Income from equity method investments	(18)	(20)	(51)	(54)
Net gain on disposal of assets	(1)	(2)	(1)	(12)
Other income	(2)	(3)	(5)	(9)
Speedway total margin	$634	$641	$1,789	$1,836

Speedway total margin:(a)
Gasoline and distillate margin	$243	$259	$699	$748
Merchandise margin	384	374	1,069	1,065
Other margin	7	8	21	23
Speedway total margin	$634	$641	$1,789	$1,836

(a)
Speedway gasoline and distillate margin is defined as the price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bank card processing fees and excluding any LCM inventory market adjustment. Speedway merchandise margin is defined as the price paid by consumers less the cost of merchandise. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to the most comparable GAAP measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.